Exhibit 99.1

AITX’s Subsidiary RAD Releases RUPERT, an Advanced Cloud-Based Device Health Monitoring Tool

Detroit, Michigan, October 19, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the production release of RUPERT, the system that provides operational oversight for all of RAD’s deployed security devices, including RAD’s best-selling ROSA™, AVA™, and the RIO™ 360 and RIO™ 180 models.

RUPERT (RAD Utility, Performance, and Efficiency Reporting Tool) is RAD’s proprietary response to the industry’s pressing challenges, ensuring consistent, seamless operation across the Company’s diverse product range, even in the most demanding environments.

The Company noted that scaling hundreds of devices in mission critical applications requires efficient automated systems to effectively monitor and heal systems in real time. The Company has identified this as a critical milestone to grow past 500 deployments without adding additional headcount.

RUPERT utilizes custom power monitoring and consumption controls that are unique to RIO (ROSA Independent Observatory) that further ensures an ‘always-on’ reliability essential in areas where conventional solar-powered security towers fail, especially during harsh winters. Beyond enhancing RAD’s internal operations, RUPERT’s sophistication extends to larger third-party monitoring centers, demonstrating comprehensive integration and operational capabilities.

“As we work to deploy more revenue generating devices, it’s imperative that we stay ahead of the health and well-being of the units in the field,” said Steve Reinharz, CEO of AITX and RAD. “RUPERT is just one of the tools we’re relying on to help us scale well beyond 500 units deployed.”

What truly sets RUPERT apart is its intelligence as a learning system. RAD has engineered it for advanced logging, unlocking data-driven insights, and applying real-time learnings for ongoing system refinement. This commitment to continuous improvement is critical as it enables RAD to confidently scale beyond 500 devices without the need for additional human resources. RUPERT signifies more than just technological advancement; it embodies the Company’s vision for autonomous, reliable, and integrated security solutions, marking a new era of excellence in asset protection.

To view screen captures of RUPERT in action, please follow this link.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz